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                                                                  EXHIBIT 1








                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               TOYS "R" US, INC.,

                              BABY SUPERSTORE, INC.

                                       AND

                                  JACK P. TATE

                              Dated October 1, 1996






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                                TABLE OF CONTENTS
                                -----------------
                                                                       Page

                                    ARTICLE I

                       The Merger; Effective Time; Closing

           1.1.  The Merger  . . . . . . . . . . . . . . . . . . . . .    2
           1.2.  Effective Time  . . . . . . . . . . . . . . . . . . .    2
           1.3.  Closing . . . . . . . . . . . . . . . . . . . . . . .    2
           1.4.  Effects of the Merger . . . . . . . . . . . . . . . .    2


                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

           2.1.  Certificate of Incorporation  . . . . . . . . . . . .    3
           2.2.  The By-Laws . . . . . . . . . . . . . . . . . . . . .    3


                                   ARTICLE III

                             Directors and Officers
                          of the Surviving Corporation

           3.1.  Directors . . . . . . . . . . . . . . . . . . . . . .    3
           3.2.  Officers  . . . . . . . . . . . . . . . . . . . . . .    3


                                   ARTICLE IV

                        Merger Consideration; Conversion
                     or Cancellation of Shares in the Merger

           4.1.  Share Consideration for the Merger; Conversion or
                 Cancellation of Shares in the Merger  . . . . . . . .    3
           4.2.  Exchange Procedures.    . . . . . . . . . . . . . . .    6
           4.3.  Dividends, Fractional Shares, Etc . . . . . . . . . .    7
           4.4.  Dissenting Shares . . . . . . . . . . . . . . . . . .   10




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                                                                       Page

                                    ARTICLE V

                         Representations and Warranties

           5.1.  Representations and Warranties of the Company . . . .   11
                 (a)  Corporate Organization and Qualification . . . .   11
                 (b)  Capitalization . . . . . . . . . . . . . . . . .   11
                      (c)  Approvals; Fairness Opinion . . . . . . . .   12
                 (d)  Authority Relative to This Agreement . . . . . .   12
                 (e)  Consents and Approvals; No Violation . . . . . .   13
                 (f)  Litigation; Compliance with Laws . . . . . . . .   14
                 (g)  SEC Reports; Financial Statements  . . . . . . .   15
                 (h)  Undisclosed Liabilities; Absence of Certain
                 Changes or Events . . . . . . . . . . . . . . . . . .   16
                 (i)  Employment Agreements  . . . . . . . . . . . . .   17
                 (j)  Brokers and Finders  . . . . . . . . . . . . . .   17
                 (k)  S-4 Registration Statement and Proxy
                      Statement/Prospectus . . . . . . . . . . . . . .   17
                 (l)  Taxes  . . . . . . . . . . . . . . . . . . . . .   18
                 (m)  Employee Benefits  . . . . . . . . . . . . . . .   20
                 (n)   Title to Properties; Assets Other Than Real
                      Property Interests . . . . . . . . . . . . . . .   22
                 (o)  Intangible Property  . . . . . . . . . . . . . .   24
                 (p)  Certain Contracts  . . . . . . . . . . . . . . .   25
                 (q)  Insurance  . . . . . . . . . . . . . . . . . . .   26
                 (r)  Unlawful Payments and Contributions  . . . . . .   26
                 (s)  Listings . . . . . . . . . . . . . . . . . . . .   27
                 (t)  Environmental Matters  . . . . . . . . . . . . .   27
                 (u)  State Takeover Statutes  . . . . . . . . . . . .   28
                 (v)  Inventories; Receivables; Payables . . . . . . .   28
                 (x)  Disclosure . . . . . . . . . . . . . . . . . . .   29
           5.2.  Representations and Warranties of Acquiror  . . . . .   29
                 (a)  Corporate Organization and Qualification . . . .   29
                 (b)  Capitalization . . . . . . . . . . . . . . . . .   29
                 (c)  Authorization for Acquiror Common Shares . . . .   30
                 (d)  Authority Relative to This Agreement . . . . . .   30
                 (e)  Consents and Approvals; No Violation . . . . . .   31
                 (f)  SEC Reports; Financial Statements  . . . . . . .   32
                 (g)  Undisclosed Liabilities; Absence of Certain
                      Changes or Events  . . . . . . . . . . . . . . .   32
                 (h)  Litigation . . . . . . . . . . . . . . . . . . .   33
                 (i)  S-4 Registration Statement and Proxy
                      Statement/Prospectus . . . . . . . . . . . . . .   33
                 (j)  Brokers and Finders  . . . . . . . . . . . . . .   33
                 (k)  Ownership of Shares  . . . . . . . . . . . . . .   34
                 (l)  Disclosure . . . . . . . . . . . . . . . . . . .   34
           5.3.  Representations and Warranties of Tate  . . . . . . .   34
                 (a)  Authority Relative to This Agreement and




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                                                                       Page

                      Shareholders Agreement . . . . . . . . . . . . . . 34
                 (b)  The Tate Shares  . . . . . . . . . . . . . . . . . 34
                 (c)  Consents and Approvals; No Violation . . . . . . . 34
                 (d)  Certain Acknowledgements . . . . . . . . . . . . . 35



                                   ARTICLE VI

                       Additional Covenants and Agreements

           6.1.  Conduct of Business . . . . . . . . . . . . . . . . .   35
           6.2.  No Solicitation . . . . . . . . . . . . . . . . . . .   39
           6.3.  Meeting of Shareholders . . . . . . . . . . . . . . .   41
           6.4.  S-4 Registration Statement; Proxy Statement . . . . .   41
           6.5.  Access to Information . . . . . . . . . . . . . . . .   42
           6.6.  Publicity . . . . . . . . . . . . . . . . . . . . . .   43
           6.7.  Indemnification of Directors and Officers . . . . . .   43
           6.8.  Affiliates of the Company . . . . . . . . . . . . . .   44
           6.9.  Taxes . . . . . . . . . . . . . . . . . . . . . . . .   44
           6.10.  Maintenance of Insurance . . . . . . . . . . . . . .   44
           6.11.  Representations and Warranties . . . . . . . . . . .   44
           6.12.  Antitrust Notification . . . . . . . . . . . . . . .   45
           6.14.  Notification of Certain Matters  . . . . . . . . . .   46
           6.15.  Blue Sky Permits . . . . . . . . . . . . . . . . . .   47
           6.16.  NYSE Listing . . . . . . . . . . . . . . . . . . . .   47
           6.17.  Comfort Letter . . . . . . . . . . . . . . . . . . .   47
           6.18.  Benefit Matters  . . . . . . . . . . . . . . . . . .   47
           6.19.  Convertible Notes  . . . . . . . . . . . . . . . . .   47


                                   ARTICLE VII

                                   Conditions

           7.1.  Conditions to the Obligations of Acquiror . . . . . .   48
                 (a)  Certificate  . . . . . . . . . . . . . . . . . .   48
                 (b)  Company Shareholder Approval . . . . . . . . . .   48
                 (c)  No Litigation  . . . . . . . . . . . . . . . . .   48
                 (d)  S-4 Registration Statement . . . . . . . . . . .   49
                 (e)  Listing of Acquiror Common Shares  . . . . . . .   49
                 (f)  Governmental Filings and Consents; HSR Act . . .   49
                 (g)  Third-Party Consents . . . . . . . . . . . . . .   49
                 (h)  Delivery of Comfort Letter . . . . . . . . . . .   50
                 (i)  Affiliate Letters  . . . . . . . . . . . . . . .   50
                 (j)  Delivery of Tax Opinion  . . . . . . . . . . . .   50
           7.2.  Conditions to the Obligations of the Company  . . . .   50





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                                                                       Page

                 (a)  Certificate. . . . . . . . . . . . . . . . . . .   50
                 (b)  Company Shareholder Approval . . . . . . . . . .   51
                 (c)  Injunction . . . . . . . . . . . . . . . . . . .   51
                 (d)  S-4 Registration Statement . . . . . . . . . . .   51
                 (e)  Listing of Acquiror Common Shares  . . . . . . .   51
                 (f)  HSR Act  . . . . . . . . . . . . . . . . . . . .   51
                 (g)  Delivery of Tax Opinion  . . . . . . . . . . . .   51


                                  ARTICLE VIII

                                   Termination

           8.1.  Termination by Mutual Consent . . . . . . . . . . . .   52
           8.2.  Termination by Either Acquiror or the Company . . . .   52
           8.3.  Termination by Acquiror . . . . . . . . . . . . . . .   52
           8.4.  Termination by the Company  . . . . . . . . . . . . .   53
           8.5.  Effect of Termination and Abandonment . . . . . . . .   53


                                   ARTICLE IX

                            Miscellaneous and General

           9.1.  Payment of Expenses . . . . . . . . . . . . . . . . .   54
           9.2.  Survival of Representations and Warranties  . . . . .   54
           9.3.  Modification or Amendment . . . . . . . . . . . . . .   54
           9.4.  Waiver of Conditions  . . . . . . . . . . . . . . . .   55
           9.5.  Counterparts  . . . . . . . . . . . . . . . . . . . .   55
           9.6.  Governing Law . . . . . . . . . . . . . . . . . . . .   55
           9.7.  Notices . . . . . . . . . . . . . . . . . . . . . . .   55
           9.8.  Entire Agreement; Assignment  . . . . . . . . . . . .   56
           9.9.  Parties in Interest . . . . . . . . . . . . . . . . .   56
           9.10.  Certain Definitions  . . . . . . . . . . . . . . . .   56
                 (a)"Affiliate"  . . . . . . . . . . . . . . . . . . .   56
                 (b)  "subsidiary" . . . . . . . . . . . . . . . . . .   56
                 (c)  "Material Adverse Effect"  . . . . . . . . . . .   56
                 (d)  "Person" . . . . . . . . . . . . . . . . . . . .   57
           9.11.  Severability . . . . . . . . . . . . . . . . . . . .   57
           9.12.  Specific Performance . . . . . . . . . . . . . . . .   57
           9.13.  Captions . . . . . . . . . . . . . . . . . . . . . .   57


                                    EXHIBITS

     Shareholders Agreement  . . . . . . . . . . . . . . . . . .  Exhibit A
     Registration Rights Agreement . . . . . . . . . . . . . . .  Exhibit B
     Affiliate Letter  . . . . . . . . . . . . . . . . . . . . .  Exhibit C

                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 1, 1996, among Toys "R" Us, Inc., a Delaware corporation ("Acquiror"), Baby Superstore, Inc., a South Carolina corporation (the "Company"), and Jack P. Tate ("Tate").

                              W I T N E S S E T H:
                              - - - - - - - - - -
               WHEREAS, the Boards of Directors of Acquiror and the Company each have determined that it is in the best interests of their respective stockholders for the Company to merge with and into the Acquiror upon the terms and subject to the conditions of this Agreement;

               WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

               WHEREAS, Tate is the beneficial owner and holder of record of 9,000,000 shares of Common Stock, no par value, of the Company (collectively, the "Tate Shares").

               WHEREAS, concurrently with the execution hereof, certain holders (each, a "Shareholder" and, collectively, the "Shareholders") of Shares (as defined in Section 4.1(b)), including Tate, are entering into the Shareholders Agreement, a copy of which is attached as Exhibit A hereto (the "Shareholders Agreement") and the Registration Rights Agreement, a copy of which is attached as Exhibit B hereto (the "Registration Rights Agreement"); and

               WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

               NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Acquiror and the Company hereby agree as follows:

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                                    ARTICLE I

                       The Merger; Effective Time; Closing

               1.1.  The Merger.  Upon the terms and subject to the
                     ----------
     conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Act of the State of South Carolina (the "BCA"), at the Effective Time (as defined in Section 1.2 below), Acquiror and the Company shall consummate a merger (the "Merger") in which (a) the Company shall be merged with and into Acquiror and the separate corporate existence of the Company shall thereupon cease, and
     (b) Acquiror shall continue as the surviving corporation in the Merger ("Surviving Corporation") and shall succeed to and assume all of the rights, properties, liabilities and obligations of the Company.

               1.2.  Effective Time.  Subject to the provisions of this
                     --------------
     Agreement, Acquiror and the Company shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and an Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of South Carolina, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the BCA, respectively, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger and the Articles of Merger (the "Effective Time").

               1.3.  Closing.  Unless this Agreement shall have been
                     -------
     terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on the second business day after satisfaction of the conditions set forth in Article VII (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in
     Article VII) (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

               1.4.  Effects of the Merger.  The Merger shall have the
                     ---------------------
     effects set forth in the applicable provisions of the DGCL and the BCA.

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                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

               2.1.  Certificate of Incorporation.  At the Effective Time,
                     ----------------------------
     the Restated Certificate of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall become the Restated Certificate of Incorporation of the Surviving Corporation.

               2.2.  The By-Laws.  At the Effective Time, the Restated
                     -----------
     By-Laws of Acquiror as in effect immediately prior to the Effective Time shall become the Restated By-Laws of the Surviving Corporation.


                                   ARTICLE III

                             Directors and Officers
                          of the Surviving Corporation

               3.1.  Directors.  The directors of Acquiror at the Effective
                     ---------
     Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Restated By-Laws.

               3.2.  Officers.  The officers of Acquiror at the Effective
                     --------
     Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Restated By-Laws.


                                   ARTICLE IV

                        Merger Consideration; Conversion
                     or Cancellation of Shares in the Merger

               4.1.  Share Consideration for the Merger; Conversion or
                     -------------------------------------------------

     Cancellation of Shares in the Merger.  The manner of converting or
     ------------------------------------
     canceling shares of the Company in the Merger shall be as follows:

               (a) Subject to Section 4.4, at the Effective Time, each share of common stock, no par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror (collectively, "Acquiror Companies") or by the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into: (i) for each Share other than the Tate Shares, the right to receive 0.8121 of a Share of Common Stock, par value $0.10 per share, of Acquiror ("Acquiror Common Shares") and (ii) for each Tate Share, the right to receive 0.5150 of an Acquiror Common Share (as applicable, the "Merger Consideration"). If, prior to the Effective Time, Acquiror should split or combine the Acquiror Common Shares, or pay a stock dividend or other stock distribution in Acquiror Common Shares, then the Merger Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

               (b) Each Share that is directly owned by any of the Acquiror Companies and each Share that is directly owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

               (c) All Shares to be converted pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Shares (a "Company Certificate") shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the Merger Consideration and cash in lieu of fractional Acquiror Common Shares as contemplated by Section 4.4(c).

               (d) At the Effective Time, each share of capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

               (e) Subject to Section 4.1(f), at the Effective Time, each outstanding option to purchase Shares (each, an "Option") issued pursuant to the 1988 non-qualified stock option plan and the 1988 qualified stock option plan of the Company (collectively, the "1988 Plans"), the 1994 Baby Superstore, Inc. Stock Incentive Plan (the "1994 Plan"), the 1995 Stock Option Plan for Outside Directors of the Company (the "1995 Plan") (collectively, the 1988 Plans, the 1994 Plan and the 1995 Plan

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     are referred to herein as the "Option Plans") whether vested or unvested, shall be assumed by Acquiror and shall constitute an option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Option, including, without limitation, term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, acceleration and termination provisions, the same number of Acquiror Common Shares, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by 0.8121, at an exercise price per share of Acquiror Common Shares (increased to the nearest whole cent) equal to the exercise price per share of Shares immediately prior to the Effective Time divided by 0.8121; provided,
                                                                --------
      however, that in the case of any Option to which Section 421 of the
      -------
     Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. Employment with the Company shall be credited to the optionees for purposes of determining the number of vested Acquiror Common Shares subject to exercise under converted Options after the Effective Time. Except as set forth in Section 5.1(m) of the Company Disclosure Schedule (as defined in Section 5.1), none of the Options that are unvested at the Effective Time shall become vested as a result of the execution and delivery of this Agreement or the consummation of the Merger. As soon as practicable after the Effective Time, but no later than 30 days thereafter, Acquiror shall deliver to the holders of Options appropriate notices informing such holders that such Options have been assumed by Acquiror and will constitute options to purchase Acquiror Common Shares on substantially the same terms and conditions as their Options (subject to the adjustments required by this Section
     4.1 after giving effect to the Merger).

               (f) On the date hereof, Tate is the holder of 202,500 Options and Linda M. Robertson ("Robertson") is the holder of 67,500 Options. At the Effective Time, (i) each then outstanding vested Option held by Tate shall be settled by the Company in exchange for an amount of cash equal to the difference between (A) 0.5150 multiplied by the closing per share sales price of the Acquiror Common Shares on the NYSE composite tape on the Closing Date (the "Closing Price") and
     (B) the exercise price per share of such Option, subject to any required withholding of taxes and (ii) each then outstanding vested Option held by Robertson shall be settled by the Company in exchange for an amount of cash equal to the difference between (A) 0.8121 multiplied by the Closing Price and (B) the exercise price per share of such Option, subject to any required withholding of taxes (each such amount being hereinafter referred to as, the "Option Consideration"). From and after the Effective Time, such Options shall represent only the right of Tate and Robertson to receive the Option Consideration upon the surrender thereof. Upon receipt of the Option Consideration, the corresponding Option shall be canceled. The surrender by Tate and Robertson of such Options to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights which Tate and Robertson had or may have had in respect of such Options.

               (g) Acquiror shall use its best efforts to cause there to be effective as of a date as soon as practicable after the Effective Time a registration statement on Form S-8 (or any successor form) or another appropriate form, with respect to the Acquiror Common Shares subject to such Options, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

               (h) At the Effective Time, the warrants to purchase Shares listed in Section 5.1(b)(2.) of the Company Disclosure Schedule (each, a "Warrant" and, collectively, the "Warrants") shall be assumed by Acquiror pursuant to the terms of the Warrants, and shall be deemed to constitute a warrant to acquire, on the terms and conditions as were applicable under such Warrant, the same number of Acquiror Common Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time (not taking into account whether such Warrant was in fact exercisable at such time), at a price per share equal to (x) the aggregate exercise price for the Shares subject to such Warrant divided by (y) the number of Acquiror Common Shares deemed purchasable pursuant to such Warrant; provided,
                                                                --------
      however, that the number of Acquiror Common Shares that may be
      -------
     purchased upon exercise of such Warrant shall not include any fractional share and, upon exercise of the Warrant, a cash payment shall be made for any fractional share based upon the closing price of an Acquiror Common Share on the NYSE on the trading day immediately preceding the date of exercise.

               4.2.  Exchange Procedures.  (a)  Prior to the Effective
                     -------------------
     Time, Acquiror shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"), and Acquiror shall deposit with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 4.2) for the benefit of the holders of the Shares for exchange in accordance with this Article IV, through the Exchange Agent, certificates evidencing the Acquiror Common Shares issuable pursuant to Section 4.1 in exchange for outstanding Shares. Such

     Acquiror Common Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Common Shares pursuant to Section 4.1 out of the Exchange Fund.

               (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares which will be canceled pursuant to Section 4.1(b) or which are subject to
     Section 4.4) (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the Shares formerly represented thereby.

               (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive in exchange therefor
     (i) Acquiror Certificates representing that number of Acquiror Common Shares, if any, which such holder has the right to receive pursuant to this Article IV and (ii) a certified or bank cashier's check in the amount equal to any cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 4.3(c) (in each case less the amount of any required withholding taxes, if any, determined in accordance with Section 4.4(g)), and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 4.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the Shares formerly represented thereby.

               4.3.  Dividends, Fractional Shares, Etc.
                     ---------------------------------
               (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Acquiror Common Shares shall be paid with respect to any whole Acquiror Common Shares represented by a Company Certificate until such Company Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Acquiror

     Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Acquiror Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and
     (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Acquiror Common Shares, less the amount of any withholding taxes which may be required thereon.

               (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV. Company Certificates surrendered for exchange by any Person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Acquiror has received a written agreement from such Person as provided in Section 6.8.

               (c) (i) No certificates or scrip evidencing fractional Acquiror Common Shares shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of any such fractional shares, the Exchange Agent shall, on behalf of all holders of fractional Acquiror Common Shares, as soon as practicable after the Effective Time, aggregate all such fractional interests (collectively, the "Fractional Shares") and, at Acquiror's option, such Fractional Shares shall be purchased by Acquiror or otherwise sold by the Exchange Agent as agent for the holders of such Fractional Shares, in either case at the then prevailing price on the NYSE, all in the manner provided hereinafter. Until the net proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Exchange Agent shall retain such proceeds in trust for the benefit of such holders. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Fractional Shares.

               (ii) To the extent not purchased by Acquiror, the sale of the Fractional Shares by the Exchange Agent shall be executed on the NYSE or through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. In either case, the Exchange Agent will determine the portion, if any, of the net proceeds of such sale to which each holder of Fractional Shares is entitled, by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares by a fraction, the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled.

               (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Fractional Shares in lieu of such Fractional Shares, the Exchange Agent shall mail such amounts, without interest, to such holders; provided, however, that no such amount will be paid to any holder
          --------  -------
          of such Fractional Shares prior to the surrender by such holder of the Company Certificates formerly representing such holder's Shares.

               (d) Any portion of the Exchange Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Shares who have not theretofore complied with this Article IV shall thereafter look only to Acquiror for the Merger Consideration, net cash proceeds from the sale of Fractional Shares and unpaid dividends and distributions on the Acquiror Common Shares to which they are entitled. All interest accrued in respect of the Exchange Fund shall inure to the benefit of and be paid to Acquiror.

               (e) None of Acquiror, the Company or the Exchange Agent shall be liable to any holder of Shares for any Acquiror Common Shares, net cash proceeds from the sale of Fractional Shares or unpaid dividends or distributions with respect to Acquiror Common Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Acquiror Common Shares, net cash proceeds from the sale of Fractional Shares or unpaid dividends or distributions with respect to Acquiror Common Shares in respect of such Company Certificates would otherwise escheat to or become the property of any governmental authority), any such Acquiror Common Shares, cash or unpaid dividends or distributions in respect of such

     Company Certificates shall, to the extent permitted by applicable laws, become the property of the Surviving Corporation.

               (f) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or Acquiror, as the case may be) will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on Acquiror Common Shares deliverable in respect thereof pursuant to this Agreement.

               (g) Acquiror shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.

               4.4.  Dissenting Shares.  Notwithstanding any other
                     -----------------
     provisions of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Article XIII of the BCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Article III of the BCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Article III of the BCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.1, of the Company Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares.

                                    ARTICLE V

                         Representations and Warranties

               5.1.  Representations and Warranties of the Company.  The
                     ---------------------------------------------
     Company hereby represents and warrants to Acquiror that (except to the extent set forth on the Disclosure Schedule previously delivered by the Company to Acquiror (the "Company Disclosure Schedule")):

               (a)  Corporate Organization and Qualification.  Each of the
                    ----------------------------------------
     Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 9.10) with respect to the Company and its subsidiaries. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company, together with an organizational chart, are set forth in Section 5.1(a) of the Company Disclosure Schedule. The Company has heretofore made available to Acquiror complete and correct copies of its Amended and Restated Articles of Incorporation and By-Laws.

               (b)  Capitalization.  The authorized capital stock of the
                    --------------
     Company consists of (i) 50,000,000 Shares, of which, as of October 1, 1996, 19,235,533 Shares were issued and outstanding and no Shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, none of which are issued or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, no Shares are owned by any subsidiary of the Company. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except for (i) options outstanding on the date hereof to purchase 1,125,625 Shares under the Option Plans, (ii) 146,357 Shares issuable under the Baby Superstore, Inc. Employee Stock Purchase Plan, a true, complete and correct copy of which the Company has delivered to Acquiror prior to the date hereof,
     (iii) the Warrants, true,
     complete and correct copies of which have been delivered to Acquiror prior to the date hereof, (iv) $115,000,000 aggregate outstanding principal amount of the Company's 4-7/8% Convertible Subordinated Notes due October 1, 2000 (the "Convertible Notes") which are convertible into Shares at a conversion price of $53.875 per share, and (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreements (other than the Shareholders Agreement), voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company.

               (c)  Approvals; Fairness Opinion.
                    ---------------------------
               (i) The Board of Directors at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger are fair to and in the best interests of the shareholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated hereby, including the Merger. Except for the approval of the holders of a majority of the outstanding Shares required by the BCA and the Company's Articles of Incorporation, no other approval of the stockholders of the Company is required in order to consummate the transactions contemplated by this Agreement.

               (ii) The Board of Directors of the Company has received an opinion from CS First Boston Corporation to the effect that the exchange ratio to be offered to the holders of Shares (other than Tate) in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

               (d)  Authority Relative to This Agreement.  The Company has
                    ------------------------------------
     the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the Merger by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Shares in accordance with the BCA and the Company's Articles of Incorporation). This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Shares in accordance with the BCA and the Company's Articles of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Acquiror, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

               (e)  Consents and Approvals; No Violation.  Neither the
                    ------------------------------------
     execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation (or other similar documents) or By-Laws (or other similar documents) of the Company or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger and the Articles of Merger pursuant to the DGCL and the BCA, respectively, and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business,
     (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, as set forth in
     Section 5.1(e) of the Company Disclosure Schedule, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the laws of foreign countries, as set forth in Section

     5.1(e) of the Company Disclosure Schedule, (F) the approval of the holders of a majority of the outstanding Shares required by the BCA and the Company's Articles of Incorporation, (G) such filings as may be required with the NASDAQ National Market or (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect with respect to the Company and its subsidiaries or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) except as set forth in Section 5.1(e) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or creations of lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect with respect to the Company and its subsidiaries or adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(e) are duly and timely obtained or made and the approval of the Merger and the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect with respect to the Company and its subsidiaries or adversely affect the ability of the Company to consummate the transactions contemplated hereby. Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, the Company does not know of any pending or proposed legislation, regulation or order (other than those affecting businesses such as the Company's generally) applicable to the Company or any of its subsidiaries or to the conduct of the business or operations of the Company or any of its subsidiaries which, if enacted or adopted, could have a Material Adverse Effect with respect to the Company and its subsidiaries.

               (f)  Litigation; Compliance with Laws.  Except as disclosed
                    --------------------------------
     in the Company SEC Reports (as defined in Section 5.1(g)) filed and publicly available prior to the date of this Agreement or as disclosed in Section 5.1(f) of the Company Disclosure Schedule, there are no actions, suits, or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries which could, individually or in the aggregate, if adversely determined, reasonably be expected to have a Material Adverse Effect with respect to the Company and its subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental or regulatory authority or arbitrator outstanding against the Company or any of its subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its subsidiaries. Except as set forth in Section 5.1(f) of the Company Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory authority with respect to the Company or any of its subsidiaries is to the knowledge of the Company, pending or threatened, nor has the Company received any notice from any governmental or regulatory authority indicating an intention to conduct the same. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental authority or regulatory agency applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company and its subsidiaries.

               (g)  SEC Reports; Financial Statements.
                    ---------------------------------
               (i) Since September 27, 1994, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as set forth in Section 5.1(g) of the Company Disclosure Schedule, since January 1, 1993, there has not been any material change, or any application or request for any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company's consolidated financial statements included in the Company SEC Reports or for tax purposes, except as required by concurrent changes in GAAP.

               (h)  Undisclosed Liabilities; Absence of Certain Changes or
                    ------------------------------------------------------
     Events.  Neither the Company nor any of its subsidiaries has any
     ------
     material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of the Company, there is no basis for the assertion of any claim or liability of any nature against the Company or any of its subsidiaries, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Company SEC Reports filed and publicly available prior to the date of this Agreement. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or in
     Section 5.1(h) of the Company Disclosure Schedule, or as contemplated by this Agreement, since January 1, 1996, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course and there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Shares or any redemption, purchase or other acquisition of the Shares; (iii) any change, occurrence or circumstance in the business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company and its subsidiaries;

     or (iv) other than in the ordinary course of business consistent with past practice, any increase in the benefits payable under or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries.

               (i)  Employment Agreements.  Except as set forth in Section
                    ---------------------
     5.1(i) of the Company Disclosure Schedule, the Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

               (j)  Brokers and Finders.  Except for the fees and expenses
                    -------------------
     payable to CS First Boston Corporation and Invemed Associates, Inc., which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Acquiror, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

               (k)  S-4 Registration Statement and Proxy Statement/
                    -----------------------------------------------
     Prospectus.  None of the information supplied or to be supplied by the
     ----------
     Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement (as such terms are defined in Section 6.4) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Shareholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in a supplement to the S-4 Registration Statement or the Proxy Statement such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (only with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

               (l)  Taxes.  (i)  The Company and each of its
                    -----
          subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has ever been a member, has timely filed all Federal income Tax Returns (as defined below) and all other material Tax Returns and reports required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all Taxes (as defined below) shown due on such Tax Returns.
          The most recent consolidated financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

               (ii) Except as disclosed on Section 5.1(l)of the Company Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination.

               (iii) No material liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due.

               (iv) Except as disclosed on Section 5.1(l) of the Company Disclosure Schedule and other than with respect to contractual tax indemnity obligations of the Company and its subsidiaries involving claims for state and local Taxes which are not material in amount, none of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

               (v) None of the Company or any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code.

               (vi) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

               (vii) Except as disclosed in Section 5.1(l) of the Company Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign Taxes or Tax Returns of the Company or its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding.

               (viii) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

               (ix) Neither the Company nor any of its subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

               (x) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code. The Company and each of its subsidiaries are not currently, have not been within the past five years, and do not anticipate becoming a

          "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

               (xi) For purpose of the Agreement, (A) the terms "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement and
          (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

               (m)  Employee Benefits.  Section 5.1(m) of the Company
                    -----------------
     Disclosure Schedule contains an accurate and complete list of all Company Benefit Plans (as defined below). None of the Company Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a multiple employer plan covered by Section 4063 or 4064 of ERISA.

               (i) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, each Company Benefit Plan intended to qualify under Section 401 of the Code does so qualify and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. Nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.

               (ii) True and correct copies of the following documents with respect to each Company Benefit Plans have been made available or delivered to Acquiror by the Company: (A) any plans, and amendments thereto, (B) the most recent forms 5500 and any financial statements attached thereto,

          (C) the last Internal Revenue Service determination letter (if any), (D) summary plan descriptions, (E) the two most recent actuarial reports, including any such reports for purposes of FASB 87, 106 and 112, and (F) written descriptions of all material, non-written agreements relating to the Company Benefit Plans.

               (iii) The Company Benefit Plans have been maintained in accordance with their terms and with all provisions of ERISA and other applicable law. Neither the Company nor any of its subsidiaries has any liability with respect to a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

               (iv) Neither the Company nor any ERISA Affiliate maintains any Company Benefit Plan subject to Title IV of ERISA has unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

               (v) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains retiree life insurance or retiree health plans which are "welfare benefit plans" within the meaning of
          Section 3(1) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment where such participant was an employee of the Company or any subsidiary of the Company, other than as required by Part 6 of Title I of ERISA.

               (vi) Except as disclosed in Section 5.1(m) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, bonus or other compensation severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of the Company under any Company Benefit Plan, any individual agreement or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits.

               (vii) (A) None of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the best knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any subsidiary of the Company, nor has there ever been union representation involving employees of the Company and/or its subsidiaries.

               (viii) For the purposes of this Agreement: (A) the term "Company Benefit Plan" shall include all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, deferred compensation, incentive compensation, stock option or restricted stock plans maintained by the Company or any ERISA Affiliate of the Company (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of the Company or any of the employees of the Company or any of its subsidiaries or to which or under which or pursuant to which the Company or any ERISA Affiliate of the Company has contributed or is obligated to make contributions on behalf of the Company or any employees of the Company or any of its subsidiaries; (B) the term "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended; and (C) the term "ERISA Affiliate" shall refer to any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

               (n)   Title to Properties; Assets Other Than Real Property
                     ----------------------------------------------------
     Interests.  (i)  Section 5.1(n) of the Company    Disclosure Schedule
     ---------
         Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company or any of its subsidiaries, and indicates whether such property is owned or leased (each such owned property, an "Owned Property" and each such leased property, a "Leased Property", and collectively "Real Property"). Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, each of the Company or one of its subsidiaries has good and marketable title to each Owned Property, or a valid leasehold interest in each Leased Property, in each case free and clear of all liens and except for easements, restrictive covenants and similar encumbrances of record that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

               (ii) The Company or one of its subsidiaries has good and valid title to all its properties and assets, in each case free and clear of all liens, except (A) such as are set forth in
          Section 5.1(n) of the Company Disclosure Schedule, (B) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (C) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (E) liens which secure debt that is reflected as a liability on the most recent financial statement included in the Company SEC Reports filed and publicly available prior to the date of this Agreement and the existence of which is indicated in the notes thereto and (F) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its subsidiaries. This paragraph
          (ii) does not relate to Real Property or interests in Real Property, such items being the subject of paragraph (i) above.

               (iii) The occupancies and uses of the Real Property, as well as the development, construction, management, maintenance, servicing and operation of the Real Property, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and requirements of all governmental authorities having jurisdiction and are not in material violation of any thereof; and the certificate(s) of occupancy and all other licenses and permits required by law for the proper use and operation of the Real Property are in full force and effect. All approvals, consents, permits, utility installations and connections, curb cuts and street openings required for the development, construction, maintenance, operation and servicing of the Real Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. The Company has not received written notice of, and does not otherwise have knowledge of, any material violations, suits, orders, decrees or judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Real Property.

               (iv) There is adequate access between each Owned Property or Leased Property and public roads and there are no pending or threatened proceedings that could have the effect of impairing or restricting such access. There are sufficient parking spaces on material Owned Property or Leased Property to comply with all applicable provisions of any agreements to which such Real Property is subject, local zoning requirements and all other applicable laws and governmental requirements. The material improvements upon the Real Property contain no asbestos and there are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the material improvements upon the Real Property and no significant repairs thereof are required, and all periodic maintenance has been done and is being done which is consistent with first class maintenance standard for Real Property of similar size and age in the vicinity of such Real Property.

               (o)  Intangible Property.  (i) Section 5.1(o) of the Company
                    -------------------
          Disclosure Statement sets forth a list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company and its subsidiaries, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company and its subsidiaries, and all of the goodwill associated therewith, the "Intangible Property") and indicates, with respect to each item of Intangible Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Section 5.1(o) of the Company Disclosure Schedule, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances, restrictions or limitations of any kind whatsoever and none of the Company or any of its subsidiaries has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the best knowledge of the Company, the use of the foregoing by the Company and its subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other entity. Except as set forth in Section 5.1(o) of the Company Disclosure Schedule, no claims have been made, and none of the Company or any of its subsidiaries has received any notice, that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has not been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Property.

               (ii) The Company and its subsidiaries possess all Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights necessary for the conduct of their businesses as now conducted. None of the Company or any of its subsidiaries has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Intangible Property used in the conduct of their respective businesses as now conducted.

               (p)  Certain Contracts.  Section 5.1(p) of the Company
                    -----------------
     Disclosure Schedule lists all of the following contracts to which the Company or a subsidiary is a party or by which any one of them or any of their properties or assets may be bound ("Listed Agreements"): (i) all employment or other contracts with any employee, consultant, officer or director of the Company or any subsidiary of the Company (or any company which is controlled by any such individual) whose total rate of annual remuneration is estimated to exceed $100,000 in 1996; (ii) union, guild or collective bargaining contracts relating to employees of the Company or any subsidiary; (iii) instruments for money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) in excess of $500,000; (iv) underwriting, purchase or similar agreements entered into in connection with the Company's or any of its subsidiaries' currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets entered into within the last two years, as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture or partnership agreements entered into; (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements, in excess of $500,000; and (x) other contracts which materially affect the business, properties or assets of the Company and its subsidiaries taken as a whole, and are not otherwise disclosed in this Agreement or were entered into other than in the ordinary course of business. A true and complete copy (including all amendments) of each Listed Agreement has been made available to Acquiror. Neither the Company nor any subsidiary (i) is in breach or default under any of the Listed Agreements or (ii) has any knowledge of any other breach or default under any Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and its subsidiaries. At the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a person as, a director of the Company.

               (q)  Insurance.  The Company and its subsidiaries have
                    ---------
     obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated or otherwise required by law, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or its subsidiaries or any of the properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries. To the extent the Company self-insures against such risks or damages, the liabilities reflected or reserved against in the Company's most recent financial statements (or the notes thereto) included in the Company SEC Reports filed and publicly available prior to the date of this Agreement are adequate to cover against such risks and damages.

               (r)  Unlawful Payments and Contributions.  None of the
                    -----------------------------------
     Company, any subsidiary of the Company or, to the knowledge of the Company, any of their respective directors, officers or any of their respective employees or agents has, with respect to the businesses of the Company and its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

               (s)  Listings.  The Company's securities are not listed or
                    --------
     quoted for trading on any U.S. domestic or foreign securities exchange, except as set forth in Section 5.1(s) of the Company Disclosure Schedule.

               (t)  Environmental Matters.  Except as disclosed in Section
                    ---------------------
     5.1(t) of the Company Disclosure Schedule or in the Company SEC Reports filed and publicly available prior to the date of this Agreement, (i) the Company and its subsidiaries and the operations thereof are in material compliance with all Environmental Laws (as defined below); (ii) there are no judicial or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no investigations pending or threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities. For the purpose of this Section 5.1(t), the following terms have the following definitions: (A) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (B) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; (C) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

               (u)  State Takeover Statutes.  Neither the South Carolina
                    -----------------------
     Control Share Acquisition Statute (Sections 35-2-101 et seq. of the
                                                          -- ----
     BCA) nor the South Carolina Business Combination Statute (Sections 35-2-201 et seq. of the BCA), nor, to the Company's knowledge, any other
           -- ----
     state takeover statute or similar statute or regulation, is applicable to the Merger and the other transactions contemplated by this Agreement.

               (v)  Inventories; Receivables; Payables.  (i)  The
                    ----------------------------------
          inventories of the Company and its subsidiaries are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected on the most recent balance sheet included in the Company SEC Documents and, after the date of the most recent balance sheet included in the Company SEC Documents, will be reflected on the books of the Company, for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in accordance with GAAP consistently applied.

               (ii) All accounts receivable of the Company and its subsidiaries have arisen from bona fide transactions in the ordinary course of business. All accounts receivable of the Company and its subsidiaries reflected on the most recent balance sheet included in the Company SEC Documents are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in accordance with GAAP consistently applied. All accounts receivable arising after the date of the most recent balance sheet included in the Company SEC Documents are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in accordance with GAAP consistently applied.

               (iii) All accounts payable of the Company and its subsidiaries reflected on the most recent balance sheet included in the Company SEC Documents or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

               (w)  Transactions With Affiliates.  Other than the
                    ----------------------------
     transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, or as set forth in

     Section 5.1(w) of the Company Disclosure Schedule, since January 1, 1994, there have been no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's Affiliates (other than wholly owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

               (x)  Disclosure.  No representation or warranty by the
                    ----------
     Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate delivered by the Company to Acquiror pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.1(x) "material" means material to the Company and its subsidiaries taken as a whole.

               5.2.  Representations and Warranties of Acquiror.  Acquiror
                     ------------------------------------------
     represents and warrants to the Company that:

               (a)  Corporate Organization and Qualification.  Each of
                    ----------------------------------------
     Acquiror and its Significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Material Adverse Effect with respect to Acquiror and its subsidiaries. Each of Acquiror and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

               (b)  Capitalization.  The authorized capital stock of
                    --------------
     Acquiror consists of 650,000,000 Acquiror Common Shares of which, as of August 3, 1996, approximately 274,235,794 Acquiror Common Shares were issued and outstanding. All of the outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock or other equity interests of the subsidiaries of Acquiror are owned by Acquiror or a direct or indirect wholly owned subsidiary of Acquiror, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in the Acquiror SEC Reports (as defined in Section 5.2(f)) or as contemplated by this Agreement, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Acquiror or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any Acquiror Common Shares or any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Acquiror or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Acquiror is a party or to which it is bound relating to the voting of any shares of the capital stock of Acquiror. Acquiror has reserved for issuance under a stock option plan or plans of Acquiror a sufficient number of Acquiror Common Shares to cover the exercise of the Options and Warrants to be assumed by Acquiror in accordance with Section 4.1(d).

               (c)  Authorization for Acquiror Common Shares.  Acquiror has
                    ----------------------------------------
     taken all necessary action to permit it to issue the number of Acquiror Common Shares required to be issued pursuant to the Merger. The Acquiror Common Shares issued pursuant to Article IV will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription or purchase in respect thereof. The Acquiror Common Shares issued pursuant to the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

               (d)  Authority Relative to This Agreement.  Acquiror has the
                    ------------------------------------
     requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

               (e)  Consents and Approvals; No Violation.  Neither the
                    ------------------------------------
     execution and delivery of this Agreement by Acquiror nor the consummation by Acquiror of the transactions contemplated hereby will
     (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation and the Restated By-Laws of Acquiror; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act,
     (C) the filing of the Certificate of Merger and the Articles of Merger pursuant to the DGCL and the BCA, respectively, and appropriate documents with the relevant authorities of other states in which Acquiror is authorized to do business, (D) as may be required by any applicable state securities or takeover laws, (E) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (F) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, (G) filings with, and approval of, the NYSE or, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect the ability of Acquiror to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Acquiror or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or creations of lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect the ability of Acquiror to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(e) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect the ability of Acquiror to consummate the transactions contemplated hereby.

               (f)  SEC Reports; Financial Statements.
                    ---------------------------------
               (i) Since January 1, 1993, Acquiror has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Acquiror SEC Reports"). None of Acquiror SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of Acquiror included in the Acquiror SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Acquiror and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               (g)  Undisclosed Liabilities; Absence of Certain Changes or
                    ------------------------------------------------------
     Events.  Neither Acquiror nor any of its subsidiaries has any material
     ------
     indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of Acquiror, there is no basis for the assertion of any claim or liability of any nature against Acquiror or any of its subsidiaries, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Acquiror SEC Reports filed and publicly available prior the date of this Agreement. Except as disclosed in Acquiror SEC Reports filed and publicly available prior to the date of this Agreement or as contemplated by this Agreement, since January 1, 1996, the business of Acquiror and its subsidiaries has been carried on only in the ordinary and usual course and there has not been any adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to Acquiror and its subsidiaries.

               (h)  Litigation.  Except as disclosed in the Acquiror SEC
                    ----------
     Reports filed and publicly available prior to the date of this Agreement, there are no actions, suits or proceedings pending or, to the best knowledge of Acquiror threatened (or to the best knowledge of Acquiror any investigation pending or threatened) against Acquiror or any of its subsidiaries which could, individually or in the aggregate, if adversely determined, reasonably be expected to have a Material Adverse Effect with respect to Acquiror and its subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental or regulatory authority or arbitration outstanding against Acquiror or any of its subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror and its subsidiaries.

               (i)  S-4 Registration Statement and Proxy Statement/
                    -----------------------------------------------
     Prospectus.  None of the information to be supplied by Acquiror for
     ----------
     inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will, (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or
     (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Acquiror, its officers and directors or any of its subsidiaries shall occur which is required to be described in the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The S-4 Registration Statement will comply (only with respect to Acquiror) as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

               (j)  Brokers and Finders.  Except for Goldman, Sachs & Co.,
                    -------------------
     Acquiror has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

               (k)  Ownership of Shares.  As of the date hereof, none of
                    -------------------
     the Acquiror Companies owns any Shares.

               (l)  Disclosure.  No representation or warranty by Acquiror
                    ----------
     in this Agreement and no statement contained in the Acquiror Disclosure Schedules or any certificate delivered by Acquiror to the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.2(l) "material" means material to Acquiror and its subsidiaries taken as a whole.

               5.3. Representations and Warranties of Tate.  Tate hereby
                    --------------------------------------
     represents and warrants to Acquiror:

               (a)  Authority Relative to This Agreement and Shareholders'
                    ------------------------------------------------------
     Agreement.  Tate has the requisite power and authority to enter into,
     ---------
     execute and deliver this Agreement and the Shareholders Agreement and to perform fully his obligations hereunder and thereunder. Each of this Agreement and the Shareholders Agreement has been duly executed and delivered by Tate and constitutes the valid and binding agreement of Tate, enforceable against Tate in accordance with its terms.

               (b)  The Tate Shares.  All of the Tate Shares are owned of
                    ---------------
     record and beneficially by Tate, free and clear of all liens, charges, encumbrances, claims and options of any nature.

               (c)  Consents and Approvals; No Violation.  The execution
                    ------------------------------------
     and delivery of this Agreement will not (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person, except in connection with the applicable requirements, if any, of the HSR Act pursuant to the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Exchange Act and the rules and regulations promulgated thereunder; or
     (ii) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien or other charges or encumbrance) under any of the terms, conditions or provision of any note, license, agreement or other instrument or obligation to which Tate may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or creations of liens or other charges or encumbrances) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not adversely affect the ability of Acquiror to consummate the Merger.

               (d)  Certain Acknowledgements.  Tate acknowledges that he is
                    ------------------------
     an informed and sophisticated investor and, together with his advisors, has undertaken such investigation as he has deemed necessary, including the review of this Agreement and the Shareholders Agreement, to enable him to make an informed and intelligent decision with respect to the Agreement and the Shareholders Agreement and the transactions contemplated hereby and thereby, including the Merger. Tate acknowledges that pursuant to the Merger he will receive less consideration per Share than will other holders of Shares.


                                   ARTICLE VI

                       Additional Covenants and Agreements

               6.1.  Conduct of Business.
                     -------------------
               (a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless Acquiror shall otherwise agree in writing, which agreement shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or disclosed in
     Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options, warrants, conversion rights, exchange rights and other contractual rights existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or
          (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to the Option Plans, other than (A) the issuance of Shares upon the conversion of Convertible Notes outstanding on the date of this Agreement in accordance with their present terms, (B) the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms and (C) the issuance of Shares upon the exchange of the Warrants outstanding on the date of this Agreement in accordance with their present terms;

               (iii) amend its Articles of Incorporation, By-Laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any asset requiring or involving an expenditure or purchase price in excess of $100,000, except (x) mergers and consolidations between or among one or more wholly owned subsidiaries of the Company that will not create adverse tax consequences to the Company or its subsidiaries, and (y) purchases of inventory in the ordinary course of business consistent with past practice;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

               (vi) (A) other than incurrences of indebtedness (which term shall be deemed not to include trade payables incurred in the ordinary course of business) in the ordinary course of business which, in the aggregate, do not exceed $50,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

               (viii) (A) adopt, enter into, terminate or amend any Company Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee of the Company or any of its subsidiaries, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any such director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or in the ordinary course of business consistent with past practice to employees other than directors and executive officers of the Company and that, in the aggregate, do not result in any material increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of the increases granted to any such director, officer or employee exceed 5% of the aggregate annualized compensation of such director, officer or employee and in no event shall the aggregate amount of all such increases exceed 1% of the aggregate annualized compensation expense of the Company and its subsidiaries reported in the most recent consolidated financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement) and except as contractually required pursuant to agreements included as part of a Company SEC Reports filed and publicly available prior to the date of this Agreement), (C) pay any benefit not provided for under any Company Benefit Plan,
          (D) except for payments or awards in cash permitted by clause
          (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or
          (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

               (ix) make or agree to make any capital expenditure or expenditures other than for maintenance purposes;

               (x) modify, amend or terminate any contract or agreement set forth in the Company SEC Reports or any real property lease to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims thereunder;

               (xi) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code;

               (xii) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns; or

               (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

               (b) Acquiror covenants and agrees that, during the period from the date of this Agreement to the Effective Time, neither Acquiror or any of its subsidiaries will, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

               (i) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code;

               (ii) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Acquiror or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of Acquiror or the Company to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns; or

               (iii) authorize any of, or commit or agree to take any of, the foregoing actions.

               6.2.  No Solicitation.  (a)  The Company, its subsidiaries
                     ---------------
     and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (collectively, the "Company's Representatives") shall immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction (as defined below). From and after the date hereof until the termination of this Agreement, neither the Company nor any of its subsidiaries will, nor will the Company authorize or permit any of its subsidiaries or any of the Company Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or participate in any discussions or negotiations regarding any Competing Transaction or agree to or endorse any Competing Transaction, and the Company shall notify Acquiror orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its subsidiaries or any such Company Representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Acquiror a copy of such inquiry or proposal promptly; provided, however, that nothing
                                           --------  -------
     contained in this Section 6.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Exchange Act Rule 14e-2 or (ii) making any disclosure to its stockholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), is required under applicable law; provided further, that nothing contained in this Section 6.2 shall
     -------- -------
     prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that after the date hereof states in an unsolicited writing that it has a bona fide serious interest to make a Superior Proposal (as defined below) if
     (1) (x) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (y) after consultation with and based upon the advice of an independent financial advisor (who may be the Company's regularly engaged independent financial advisor) determines in good faith that such person or entity is capable of making, financing and consummating a Superior Proposal and (2) prior to taking such action, the Company (x) provides at least two business days' notice to Acquiror to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement on terms no less restrictive than the Confidentiality Agreement (as defined below). For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions between the Company Acquiror contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction;
     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and its subsidiaries, taken as a whole, or of more than 25% of the equity securities of the Company or any of its subsidiaries, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               (b) Except as set forth in this Section 6.2, the Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company may modify or withdraw its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing at least two business days' written notice to Acquiror (a "Notice of Superior Proposal") advising Acquiror that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Acquiror the fee required by
     Section 8.5(a) hereof. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

               6.3.  Meeting of Shareholders.  The Company will take all
                     -----------------------
     action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders (the "Shareholder Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement. Subject to the fiduciary duties of the Company's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel, except as otherwise provided in Section 6.2, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall use its best efforts to solicit, and use its best efforts to obtain, such approval.

               6.4.  S-4 Registration Statement; Proxy Statement.  Acquiror
                     -------------------------------------------
     will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4

     Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of Acquiror Common Shares issuable pursuant to the Merger. The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). Acquiror and the Company will, and will cause their accountants and lawyers to, use their best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date and will coordinate and cooperate with Acquiror with respect to the timing of the Shareholder Meeting and shall hold such Shareholder Meeting as soon as practicable after the date hereof.
               6.5.  Access to Information.  Upon reasonable notice, the
                     ---------------------
     Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Acquiror ("Acquiror's Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to Acquiror's Representatives all information concerning the business, properties and personnel of the Company and its subsidiaries as may reasonably be requested, including the opportunity to observe the full physical chain-wide inventory count of the Company and its subsidiaries to be taken in October 1996 (which inventory count shall be completed no later than October 31, 1996), provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any of the representations or warranties made by the Company. Acquiror agrees that it will not, and will cause Acquiror's Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. In connection with the foregoing, the Company agrees to cause the Company's independent accountants to provide their workpapers to Acquiror upon the terms and subject to the conditions on which such workpapers have previously been provided to Acquiror. The

     Confidentiality Agreement, dated July 16, 1996 (the "Confidentiality Agreement"), between Acquiror and the Company shall apply with respect to the information furnished hereunder and survive any termination of this Agreement, subject to the terms and conditions set forth in such Confidentiality Agreement.

               6.6.  Publicity.  The parties hereto agree that they will
                     ---------
     consult with each other concerning any proposed press release or public announcement pertaining to the Merger and the other transactions contemplated hereby in order to seek to agree upon the text of any such press release or the making of such public announcement.

               6.7.  Indemnification of Directors and Officers.
                     -----------------------------------------
               (a) From and after the Effective Time and for a period of six years thereafter, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the BCA to indemnify its own directors or officers, as the case may be; provided, however,
                                                        --------  -------
      that all right to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In the event of an Indemnified Liability, (i) Acquiror shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Acquiror, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the BCA and upon receipt of any affirmation and undertaking required by the BCA, (ii) Acquiror will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the BCA shall be made by independent counsel mutually acceptable to Acquiror and the Indemnified Party; provided, however, that
                                            --------  -------
     Acquiror shall not be liable for any settlement effected without its written consent (which consent shall not be reasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

               (b) This Section 6.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, the Company and the Surviving Corporation.

               6.8.  Affiliates of the Company.  Prior to the Closing Date,
                     -------------------------
     the Company shall identify to Acquiror all persons (each, a "Company Affiliate") who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best reasonable efforts to cause each Company Affiliate to deliver to Acquiror, on or prior to the Closing Date, a written agreement substantially in the form attached hereto as Exhibit C.

               6.9.  Taxes.  In respect of Tax Returns of the Company or
                     -----
     any subsidiary not required to be filed prior to the date hereof, the Company shall, to the extent permitted by law without any penalty, delay (or cause such subsidiary to delay) the filing of any such Tax Returns until after the Effective Time; provided, however, that the
                                             --------  -------
     Company shall notify Acquiror of its intention to delay (or cause such subsidiary to delay) any such filing and shall not so delay the filing of a Tax Return if Acquiror and the Company agree that so delaying the filing of such Tax Return is not in the best interests of either the Company or Acquiror. If any such Tax Return is required to be filed on or prior to the Effective Time, the Company or its subsidiaries, as the case may be, shall prepare and timely file such Tax Return in a manner consistent with prior years and all applicable laws and regulations; provided, however, that Acquiror shall be notified and
                  --------  -------
     given an opportunity to review and to comment, prior to the filing thereof, on any such Tax Return.

               6.10.  Maintenance of Insurance.  Between the date hereof
                      ------------------------
     and through the Effective Time the Company will maintain in full force and effect all of its presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

               6.11.  Representations and Warranties.  None of the Company,
                      ------------------------------
     Acquiror or Tate will take any action that would cause any of the representations and warranties set forth in Section 5.1,
     5.2 or 5.3, as the case may be, not to be true and correct (subject to the standard set forth in the proviso of Section 7.1(a) or 7.2(a), respectively) at and as of the Effective Time.

               6.12.  Antitrust Notification.  The Company and Acquiror
                      ----------------------
     shall as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Company and Acquiror shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Acquiror shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. The Company and Acquiror shall use reasonable efforts to obtain any clearance required under the HSR Act for the completion of the Merger, which efforts for purposes of this
     Section 6.12 shall not require Acquiror to agree to any prohibition, limitation or other requirement of the type set forth in clauses (B),
     (C) and (D) of Section 7.1(c).

               6.13.  Reasonable Best Efforts; Other Action.  (a) Upon the
                      -------------------------------------
     terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all applicable governmental and regulatory authorities and the making of all necessary registrations and filings (including filings with governmental and regulatory authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental and regulatory authority, (ii) the obtaining of all necessary consents, approvals or waivers from all other Persons,
     (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental or regulatory authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party hereto will notify the other party promptly of the receipt of any comments from the SEC or its staff and of any other governmental officials for amendments or supplements to the S-4 Registration Statement, the Proxy Statement or any other filing described in or made pursuant to Section 6.12 or this Section
     6.13 hereof and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, its staff or any other governmental officials, on the other hand, with respect to the S-4 Registration Statement, the Proxy Statement or such other filings.

               6.14.  Notification of Certain Matters.  Each of the Company
                      -------------------------------
     and Acquiror shall give prompt notice to the other of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any material adverse change in their respective (together with their respective subsidiaries taken as a whole) businesses, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise), other than changes resulting from general economic conditions, (d) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or (e) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided,
                                                            --------
      however, that no such notification shall affect the representations,
      -------
     warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               6.15.  Blue Sky Permits.  Acquiror shall use its best
                      ----------------
     efforts to obtain, prior to the effective date of the S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and will pay all expenses incident thereto.

               6.16.  NYSE Listing.  Acquiror shall use its best efforts to
                      ------------
     cause the Acquiror Common Shares to be issued pursuant to the Merger to be listed, prior to the Effective Time, on the NYSE, subject to notice of official issuance thereof.

               6.17.  Comfort Letter.  The Company shall cause to be
                      --------------
     delivered to Acquiror a letter of Deloitte & Touche LLP, independent public accountants to the Company, dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

               6.18.  Benefit Matters.  The employees of the Company and
                      ---------------
     its subsidiaries shall be eligible to participate in the Acquiror 401(k), profit sharing, stock option and stock purchase plans and Acquiror medical, life insurance, disability insurance and vacation plans (the "Plans") effective (a) February 2, 1997 or (b) if the Effective Time is after February 2, 1997, the first day of the month following the Effective Time (the "Eligibility Date"). Participation in the Plans shall be subject to the eligibility requirements and the terms and conditions of each of the Plans. For purposes of the eligibility and vesting requirements of the Plans, service credit will be given for employment with the Company and its Subsidiaries prior to the Effective Time. The medical plan of the Acquiror shall not include pre-existing condition exclusions with respect to employees of the Company and its subsidiaries as of the Effective Time, except to the extent such exclusions were applicable under the medical plan of the Company on the Effective Time. Effective as of the Eligibility Date, all welfare benefit plans and the vacation plan of the Company and its subsidiaries will be terminated. Acquiror shall cause the Company to perform the Company's obligations under all employment, consulting and other compensation arrangements disclosed in Sections 5.1(i) and (m) of the Company Disclosure Schedule.

               6.19.  Convertible Notes.  Following the Effective Time,
                      -----------------
     pursuant to the terms of Article Eight of the Indenture, dated as of October 3, 1995, between the Company and Nationsbank

     Georgia, National Association, as trustee, Acquiror shall assume the Convertible Notes and comply with the other provisions set forth therein.


                                   ARTICLE VII

                                   Conditions

               7.1.  Conditions to the Obligations of Acquiror.  The
                     -----------------------------------------
     obligations of Acquiror to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Acquiror to the extent permitted by applicable law.

               (a)  Certificate.  The representations and warranties of the
                    -----------
     Company and Tate set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except to the extent they relate to a particular date), the Company and Tate shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed, and Acquiror shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the Chief Executive Officer or President of the Company, provided, however, that no representation or warranty of the
              --------  -------
     Company contained in Section 5.1 hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts circumstances or events inconsistent with any paragraph of Section 5.1 has had or is expected to have a Material Adverse Effect with respect to the Company and its subsidiaries.

                (b)  Company Shareholder Approval.  This Agreement shall
                     ----------------------------
     have been duly approved by the holders of a majority of the votes entitled to be cast by the holders of Shares at the Shareholder meeting, in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company.

               (c)  No Litigation.  There shall not be pending or
                    -------------
     threatened by any governmental authority or regulatory agency, any suit, action or proceeding, (A) challenging or seeking to restrain or prohibit the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Acquiror or the Company or any of their respective subsidiaries in connection with the Merger any material damages, (B) seeking to prohibit or limit the ownership or operation by Acquiror or the Company or any of their respective subsidiaries of any material portion of the business or assets of Acquiror or the Company or any of their respective subsidiaries, or to compel Acquiror, the Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Acquiror, the Company or any of their respective subsidiaries in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, (D) seeking to prohibit Acquiror or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries or (E) which otherwise is reasonably likely to have a Material Adverse Effect with respect to the Company and its subsidiaries or Acquiror and its subsidiaries. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

               (d)  S-4 Registration Statement.  The S-4 Registration
                    --------------------------
     Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC.

               (e)  Listing of Acquiror Common Shares.  The Acquiror Common
                    ---------------------------------
     Shares to be issued pursuant to the Merger and the Share Exchange and the other such shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance.

               (f)  Governmental Filings and Consents; HSR Act.  Subject in
                    ------------------------------------------
     each case to the provisions of Section 7.1(c), (i) all governmental filings required to be made prior to the Effective Time by the Company with, and all governmental consents required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to have a Material Adverse Effect with respect to Acquiror (assuming the Merger had taken place) and (ii) the waiting periods under the HSR Act shall have expired or been terminated.

               (g)  Third-Party Consents.  All required authorizations,
                    --------------------
     consents and approvals of any Person (other than a governmental authority), the failure to obtain which would have a Material Adverse Effect with respect to Acquiror (assuming the Merger had taken place), shall have been obtained.

               (h)  Delivery of Comfort Letter.  Deloitte & Touche LLP
                    --------------------------
     shall have delivered to the Company, for delivery by it to Acquiror, one or more letters with respect to the financial information contained in the Proxy Statement as contemplated by Section 6.17.

               (i)  Affiliate Letters.  Acquiror shall have used its
                    -----------------
     reasonable best efforts to obtain from each Company Affiliate an executed copy of an agreement substantially in the form of Exhibit C.

               (j)  Delivery of Tax Opinion.  Acquiror shall have received
                    -----------------------
     from Weil, Gotshal & Manges LLP, counsel to Acquiror, an opinion addressed to Acquiror, substantially to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Acquiror or the Company as a result of the Merger, dated the Closing Date, and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Weil, Gotshal & Manges LLP may receive and rely upon representations contained in certificates and agreements of the Company, Acquiror and certain shareholders of the Company.

               7.2.  Conditions to the Obligations of the Company.  The
                     --------------------------------------------
     obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

               (a)  Certificate.  The representations and warranties of
                    -----------
     Acquiror set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except to the extent they relate to a particular date), Acquiror shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the Chief Executive Officer or President of Acquiror, provided, however, that no representation or
                               --------  -------
     warranty of Acquiror contained in Section 5.2 hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts circumstances or events inconsistent with any paragraph of Section 5.2 has had or is expected to have a Material Adverse Effect with respect to Acquiror and its subsidiaries.

               (b)  Company Shareholder Approval.  This Agreement shall
                    ----------------------------
     have been duly approved by the holders of a majority of the votes entitled to be cast by the holders of Shares at the Shareholder Meeting, in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company.

               (c)  Injunction.  There shall be in effect no preliminary or
                    ----------
     permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided,
                                                          --------
     however, that prior to invoking this condition the Company shall use
     -------
     its best efforts to have such injunction or order vacated.

               (d)  S-4 Registration Statement.  The S-4 Registration
                    --------------------------
     Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC.

               (e)  Listing of Acquiror Common Shares.  The Acquiror Common
                    ---------------------------------
     Shares to be issued pursuant to the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

               (f)  HSR Act.  The waiting periods under the HSR Act shall
                    -------
     have expired or been terminated.

               (g)  Delivery of Tax Opinion.  The Company shall have
                    -----------------------
     received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, an opinion addressed to the Company substantially to the effect that
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger except (x) with respect to cash received by such shareholder in lieu of fractional shares or pursuant to the exercise of appraisal rights and (y) except to the extent a shareholder receives consideration different in amount from other shareholders, dated the Closing Date, and such opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representa-tions contained in certificates of Acquiror, the Company and certain shareholders of the Company.


                                  ARTICLE VIII

                                   Termination

               8.1.  Termination by Mutual Consent.  This Agreement may be
                     -----------------------------
     terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, either by the mutual written consent of Acquiror and the Company, or by mutual action of their respective Boards of Directors.

               8.2.  Termination by Either Acquiror or the Company.  This
                     ---------------------------------------------
     Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquiror or the Company if (i) the Merger shall not have been consummated by May 31, 1997 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) the Merger shall have been voted on by shareholders of the Company at a meeting duly convened therefor and the vote shall not have been sufficient to satisfy the conditions set forth in Sections 7.1(b) and 7.2(b).

               8.3.  Termination by Acquiror.  This Agreement may be
                     -----------------------
     terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Acquiror, if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed or fulfilled by the Company at or prior to such date of termination, which failure to comply has not been cured within fifteen business days following receipt by the Company of notice of such failure to comply, (ii) any representation or warranty of the Company contained in the Agreement shall not be true in all material respects when made (provided such breach has not been cured within fifteen business days following receipt by the Company of notice of the breach) or (except to the extent they relate to a particular date) on and as of the Effective Time as if made on and as of the

     Effective Time (in each case subject to the standard set forth in the proviso of Section 7.1(a)), or (iii) (A) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Acquiror, or shall have approved or recommended to the stockholders of the Company any Competing Transaction or (B) the Company shall have entered into any agreement with respect to any Competing Transaction or (C) the Board of Directors of the Company shall resolve to do any of the foregoing.

               8.4.  Termination by the Company.  This Agreement may be
                     --------------------------
     terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if (i) Acquiror shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed or fulfilled by Acquiror at or prior to such date of termination, which failure to comply has not been cured within fifteen business days following receipt by the breaching party of notice of such failure to comply, (ii) any representation or warranty of Acquiror contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within fifteen business days following receipt by the breaching party of notice of the breach) or (except to the extent they relate to a particular date) on and as of the Effective Time as if made on and as of the Effective Time (in each case subject to the standard set forth in the proviso of Section 7.2(a)) or (iii) the Company enters into a definitive agreement relating to a Superior Proposal in accordance with Section 6.2(b), provided it has complied with all of the provisions thereof and has made payment of the fees required by
     Section 8.5 hereof.

               8.5.  Effect of Termination and Abandonment.  (a) In the
                     -------------------------------------
     event of termination of this Agreement by either the Company or Acquiror as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or the Company or their respective affiliates, officers, directors or stockholders except (x) with respect to this
     Section 8.5 and Section 9.1 and (y) to the extent that such termination results from the breach of a party hereto or any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement; provided, however, that
                                                   --------  -------
     the Company agrees that if this Agreement shall be terminated pursuant to (i) Section 8.2(iii), if at or prior to the time of the Shareholder Meeting (x) a Competing Transaction shall have been commenced, publicly proposed or publicly disclosed and (y) the Company has not rejected such Competing Transaction, (ii) Section 8.3(iii), or
     (iii) Section 8.4(iii), then the Company shall pay to Acquiror an amount equal to $12 million; and provided, further, that Acquiror
                                      --------  -------
     agrees that if this Agreement shall be terminated pursuant to Section 8.4(i) or 8.4(ii), then Acquiror shall pay to the Company an amount equal to $20 million.

               (b) Any payment required to be made pursuant to Section 8.5(a) shall be made as promptly as practicable but not later than two business days after the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Acquiror or the Company, as the case may be, except that any payment to be made pursuant to clause (iii) of the first proviso of Section 8.5(a) shall be made not later than the termination of this Agreement by the Company pursuant to
     Section 8.4(iii).


                                   ARTICLE IX

                            Miscellaneous and General

               9.1.  Payment of Expenses.  Whether or not the Merger shall
                     -------------------
     be consummated, except as otherwise provided in Section 8.5, each party hereto and the shareholders of the Company shall pay their own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Acquiror Companies, any and all property or transfer taxes imposed on the Surviving Corporation. The cost of printing the S-4 Registration Statement and the Proxy Statement shall be borne equally by the Company and the Acquiror.

               9.2.  Survival of Representations and Warranties.  The
                     ------------------------------------------
      representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section
     9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

               9.3.  Modification or Amendment.  Subject to the applicable
                     -------------------------
     provisions of the BCA, at any time prior to the Effective Time, Acquiror and the Company may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Acquiror and the Company; provided, however, that after approval of
                                  --------  -------
     this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

               9.4.  Waiver of Conditions.  The conditions to each of the
                     --------------------
     parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

               9.5.  Counterparts.  For the convenience of the parties
                     ------------
     hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               9.6.  Governing Law.  This Agreement shall be governed by
                     -------------
     and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law, except that matters relating to the Merger shall be governed by and construed in accordance with the laws of Delaware and South Carolina to the extent applicable.

               9.7.  Notices.  Any notice, request, instruction or other
                     -------
     document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

               (a)  if to the Company or Tate, to

                    Baby Superstore, Inc.
                    1201 Woods Chapel Road
                    Duncan, South Carolina  29334
                    Attention:  Jodi Taylor
                    Telephone:  (800) 324-1340
                    Facsimile:  Call to arrange facsimile.

                    with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York  10019
                    Attention:  Edward Herlihy, Esq.
                    Telephone:  (212) 403-1000
                    Facsimile:  (212) 403-2000

               (b)  if to Acquiror, to

                    TOYS "R" US, Inc.
                    462 From Road
                    Paramus, New Jersey  07652
                    Attention:  Michael Goldstein
                    Telephone:  (201) 262-7800
                    Facsimile:  (201) 262-8919

                    with a copy to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York  10153
                    Attention:  Dennis J. Block, Esq.
                    Telephone:  (212) 310-8000
                    Facsimile:  (212) 310-8007

     or to such other persons or addresses as may be designated in writing by the party to receive such notice.

               9.8.  Entire Agreement; Assignment.  This Agreement,
                     ----------------------------
     including the Disclosure Schedules and Exhibits, and the Confidentiality Agreement, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

               9.9.  Parties in Interest.  This Agreement shall be binding
                     -------------------
     upon and inure solely to the benefit of each party hereto and their respective successors and assigns; provided, however, that Tate shall
                                        --------  -------
     only have the right to receive Acquiror Common Shares pursuant to
     Article IV and shall not have the right to enforce any other provision of this Agreement. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however,
                                                      --------  -------
     that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

               9.10.  Certain Definitions.  As used herein:
                      -------------------
                 (a)"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

               (b) "subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

               (c) "Material Adverse Effect" shall mean, with respect to any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole, other than changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby.

               (d) "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

               9.11.  Severability.  If any term or other provision of this
                      ------------
     Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

               9.12.  Specific Performance.  The parties hereto acknowledge
                      --------------------
     that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

               9.13.  Captions.  The Article, Section and paragraph
                      --------
     captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

                                   TOYS "R" US, INC.


                                   By: /S/ Michael Goldstein
                                       ---------------------
                                      Name:  Michael Goldstein
                                      Title: Vice Chairman and
                                             Chief Executive Officer


                                   BABY SUPERSTORE, INC.


                                   By: /S/ Jack P. Tate
                                       ----------------
                                      Name:  Jack P. Tate
                                      Title: Chief Executive Officer



                                   /S/ Jack P. Tate
                                   ----------------
                                   Jack P. Tate







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